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                                                                                                         EXHIBIT 12

                                      MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                 COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                 (dollars in millions)


                                                         FOR THE THREE MONTHS ENDED       FOR THE SIX MONTHS ENDED
                                                        ----------------------------     --------------------------
                                                         JUNE 30,           JUNE 25,     JUNE 30,          JUNE 25,
                                                            2000               1999         2000              1999
                                                        ---------          ---------     --------          --------


Pre-tax earnings from continuing operations               $ 1,378            $ 1,031      $ 2,953           $ 2,027

Add: Fixed charges (excluding capitalized
     interest and preferred security dividend
     requirements of subsidiaries)                          4,256              3,243        8,094             6,595
                                                          -------            -------      -------           -------
Pre-tax earnings before fixed charges                       5,634              4,274       11,047             8,622
                                                          =======            =======      =======           =======

Fixed charges:
   Interest                                                 4,193              3,183        7,966             6,475
   Other (a)                                                  115                110          233               220
                                                          -------            -------      -------           -------
   Total fixed charges                                      4,308              3,293        8,199             6,695
                                                          =======            =======      =======           =======

Preferred stock dividends                                      14                 14           28                28
                                                          -------            -------      -------           -------
Total combined fixed charges
   and preferred stock dividends                          $ 4,322            $ 3,307      $ 8,227           $ 6,723
                                                          =======            =======      =======           =======

Ratio of earnings to fixed charges                           1.31               1.30         1.35              1.29

Ratio of earnings to combined fixed charges
   and preferred stock dividends                             1.30               1.29         1.34              1.28



(a) Other fixed charges consist of the interest factor in rentals,  amortization
    of  debt  issuance  costs,   preferred  security  dividend  requirements  of
    subsidiaries, and capitalized interest.

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